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                                                                     EXHIBIT 5.1


                       [Letterhead of King & Spalding]


                              September 24, 1996


The Home Depot, Inc.
2727 Paces Ferry Road
Atlanta, Georgia  30339-4089

                Re:     Registration of ___% Convertible
                        Subordinated Notes Due 2001

Ladies and Gentlemen:

        We have acted as counsel for The Home Depot, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933 (the "Act"), and the rules and regulations of the Securities and Exchange Commission (the "Commission") thereunder, of $920,000,000 of ____% Convertible Subordinated Notes Due 2001 of the Company (the "Securities"), to be issued pursuant to an Indenture to be entered into between the Company and The First National Bank of Chicago, as Trustee (the "Indenture"), said Securities being convertible into the Company's Common Stock, $.05 par value (the "Common Stock").

        In so acting, we have examined and relied upon the accuracy of original, certified, conformed or photographic copies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions set forth below. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate.

        Based on the foregoing, we are of the opinion that:

        (i) upon the authorization, execution and delivery of the Indenture, the Indenture will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms;

        (ii) the Securities, when duly authorized by the Company, executed on behalf of the Company, authenticated by the Trustee under the Indenture and delivered in accordance with the Indenture, will be validly issued, will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms and

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The Home Depot, Inc.
September 24, 1996
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                will be entitled to the benefits of the Indenture in
                accordance with their terms and the terms of the Indenture; and

        (iii) the shares of Common Stock of the Company when issued upon conversion of the Securities in accordance with the Indenture will be validly issued and fully paid and nonassessable.

        The opinions set forth above are subject, as to enforcement, to the effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights and remedies of creditors generally and to general principles of equity whether applied by a court of law or equity.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Validity of Notes" in the Prospectus that forms a part thereof.

                                                        Very truly yours,

                                                        /s/ King & Spalding
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                                                        KING & SPALDING